Exhibit 5.1

Facsimile	Direct Dial

April 25, 2024

Eightco Holdings Inc.

101 Larry Holmes Drive, Suite 313

Easton, PA 18042

Ladies and Gentlemen:

We have acted as counsel to Eightco Holdings Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a prospectus supplement dated April 25, 2024 (the “Prospectus Supplement”), which supplements the Company’s Registration Statement (the “Registration Statement”) on Form S-3 initially filed on February 5, 2024 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the prospectus included therein (together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale of up to $2,000,000 of shares of the Company’s common stock, $0.001 par value (the “Shares”).

The Shares are to be issued pursuant to the Prospectus and an At-The-Market Issuance Sales Agreement, dated as of April 24, 2024, by and between the Company and Univest Securities, LLC (the “Agreement”).

In rendering the opinions set forth below, we have reviewed the Registration Statement, the Prospectus and the Agreement. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate. In such examination, we have assumed the genuineness of all signatures, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Company to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares, when and to the extent issued and paid for in the manner described in the Registration Statement and the Prospectus and in accordance with the terms of the Agreement and the resolutions adopted by the Board of Directors of the Company, will be duly authorized, validly issued, fully paid and non-assessable.

No opinion is expressed herein other than as to the corporate law of the State of Delaware, the laws of the State of New York, and the federal securities law of the United States of America.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Graubard Miller